Results of November 11, 2004 and January 10, 2005 shareholder meetings
 (Unaudited)

A special meeting of shareholders of the Trust and of the Fund was held on November 11, 2004. At that meeting, consideration of certain proposals was adjourned to a final meeting held on January 10, 2005.

November 11, 2004 meeting
At the meeting, each of the nominees for Trustees was elected with all the funds of the Trust voting together as a single class, as follows:

	     		Votes				Votes
			For				Withheld

Jameson A. Baxter   	  60,059,146            	2,521,594
Charles B. Curtis         60,025,213             	2,555,527
Myra R. Drucker           60,001,772	             	2,578,968
Charles E. Haldeman, Jr.  60,044,417             	2,536,323
John A. Hill              60,051,310		 	2,529,430
Ronald J. Jackson         60,089,882             	2,490,858
Paul L. Joskow            60,075,111             	2,505,629
Elizabeth T. Kennan       60,047,518	             	2,533,222
John H. Mullin, III       60,055,161	             	2,525,579
Robert E. Patterson       60,062,446             	2,518,294
George Putnam, III        59,999,327             	2,581,413
A.J.C. Smith *            60,042,850             	2,537,890
W. Thomas Stephens        60,057,865             	2,522,875
Richard B. Worley         60,007,405             	2,573,335



A proposal to amend funds fundamental investment restriction with respect to borrowing to allow the fund the investments flexibility permitted by the Investment Company Act was approved as follows:

	        Votes	Votes		Abstentions
	  For	against


32,131,341  	2,350,948		12,395,492

A proposal to amend the funds fundamental investment restriction with respect to making loans to enhance the funds ability to participate in an interfund borrowing and lending program was approved as follows:

	     Votes	Votes		Abstentions
	For	against

	32,187,305	2,334,917		12,355,559

A proposal to amend the funds fundamental investment restriction with respect to diversification of investments to enhance the funds ability to invest in registered investment companies such as Putnam Prime Money Market was approved as follows:

	     Votes	Votes		Abstentions
	For	against

	32,901,189	1,736,388		12,240,204


January 10, 2005 meeting
A proposal to amend the Trusts Agreement and Declaration of Trust to permit the fund to satisfy redemption requests other than in cash was defeated with all the funds of the Trust voting together as a single class, as follows:

	Votes For	 Votes Against		Abstentions

	43,168,440	2,974,023		16,604,099



*Mr. Smith resigned from the Board of Trustees on January 14,
2005.

All tabulations are rounded to the nearest whole number.